Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS DECEMBER SALES

-- Comparable Store Sales Decline 5.8% --

HOUSTON, TX, January 9, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the five-week period ended January 4, 2003 decreased 5.8% compared to the prior year five-week period ended January 5, 2002. Total sales decreased 3.4% to $144.3 million from $149.4 million in the prior year period. For the combined nine-week November and December holiday sales period, comparable store sales decreased by 7.0%.

Commenting on December's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are clearly disappointed with our sales results for the month given our encouraging start over the Thanksgiving weekend. This year's holiday sales period was one of the most difficult in my 31 years of retailing. Our results reflect the current challenging retail and economic environment and weak consumer confidence. Also, the lack of hot, must-have apparel items during the period further reduced consumers' enthusiasm. However, despite the overall decline in our comparable store sales, we did achieve positive sales performances in our accessories and home & gifts departments, and misses sportswear was comparable with last year. In addition, our small and mid-size market stores continued to perform better than our large market stores, which further validates the benefits of our small market focus. Finally, it should be noted that we were up against a significant calendar adjusted comparable store sales increase of 18.1% for the same period last year."

-- more --

Stage Stores Reports December Sales

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
1st Quarter	7.0%	17.1%	18.4%	$206.7	$195.5
2nd Quarter	6.5	16.6	23.9	207.5	195.5
3rd Quarter	2.9	14.6	8.8	204.4	195.8
November	(9.4)	9.9	25.5	71.4	76.9
December	(5.8)	18.1	7.6	144.3	149.4
4th Qtr-To-Date	(7.0)	15.2	13.1	215.7	226.3
Year-To-Date	2.0	15.9	15.7	834.3	813.1

(a)     The 2001 Calendar Adjusted Basis column compares the forty-eight week period starting on February 4, 2001 to the forty-eight week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the forty-eight week period starting on February 4, 2001 to the forty-eight week period starting on January 30, 2000.

The Company also reported that it had repurchased 1,169,608 shares of its common stock through January 8, 2003 at an aggregate purchase price of approximately $25.5 million, utilizing amounts available under its Stock Repurchase Program as well as amounts available from the exercise of employee stock options under its 2001 Equity Incentive Plan, including the tax benefits which will accrue to the Company from the exercise of these options.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 354 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

####